                              [register.com LOGO]

                                                               November 15, 2002

Alan Kipust
c/o Register.com, Inc.
575 Eighth Avenue,
New York, NY 10018

RE: Letter of Employment

This will confirm our understanding as to the terms of your employment by
Register.com, Inc. (the "Company").

1.  DUTIES. You will be employed at will by the Company as Vice President,
    Operations, and your duties will be as directed by THE CEO or as he or she so designates.

2.  COMPENSATION. You will be compensated at the annual rate of $175,000.00
    ($6370.77 BI-WEEKLY). Your first day on payroll will be November 5, 2002.

3.  BONUS. For 2002, with performance at a "meets expectations" (or its equivalent) rating or better, it is understood and accepted that your annual bonus will be at least $75,000, pro rated to reflect your service as a consultant to the Company since February 2002. In the event the Company terminates your employment without Cause prior to the payment by the Company of bonuses for any particular fiscal year, you will be eligible to receive a pro rated bonus based upon the number of months you worked in that fiscal year, and taking into account your performance and the Company's performance for that year. For purposes of this letter agreement, "Cause" is defined as
    (i) your breach of the terms of your employment or proprietary information agreement; (ii) your commission of any felony or any crime involving moral turpitude; (iii) your breach of a fiduciary duty or material policy of the
    Company; (iv) your commission of a dishonest act or common law fraud against the Company; (v) gross negligence or willful misconduct in connection with your position, (vi) your continual failure or refusal to perform any duties reasonably required in the course of your employment; (vii) your refusal to take or fail to satisfactorily to complete any screening test for illegal drugs and controlled substances that may be administered; or (viii) your engagement in misconduct in bad faith which is materially injurious to the
    Company.

4.  VACATION. You will be eligible to receive three weeks' paid vacation for every year that you work.

ALAN KIPUST                           -2-                       15 NOVEMBER 2002

5.  BENEFITS. You will be eligible to participate in the Company's benefits plan effective immediately.

6.  STOCK OPTIONS. After the appropriate waiting period, and subject to approval of the Compensation Committee of the Company's Board of Directors, you will be eligible to receive options to purchase 125,000 shares of stock in the firm in accordance with the Company's standard stock option agreement and plan.

7.  BEST EFFORTS. You agree that so long as you are employed by the Company you will diligently and faithfully devote full efforts and working time to the affairs of the Company and will not accept any other employment, including consulting work, or engage in any other business activity, except that you may serve in an advisory capacity to the New York Road Runners Club,
    Planetary Networks, Opticare and FIND SVP.

8.  PIIN. Your employment is contingent upon you executing the Proprietary
    Information, Inventions and Nonsolicitation Agreement, attached as
    Exhibit A.

9.  OTHER. You should be aware that employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate our employment relationship at any time for any reason, with or without Cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time-to-
    time the "at-will" nature of your employment may only be changed in a written agreement signed by you and the Chief Executive Officer of the
    Company. This letter agreement sets forth the entire agreement between us and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This agreement will be governed by the laws of the State of New
    York, without reference to any conflicts of law principles, and any action, suit or proceeding arising under or out of this agreement or any of the transactions or relationships contemplated hereby will be resolved solely in the state or federal courts located in New York County in the State of New
    York. We both hereby submit to the jurisdiction of such court for such purpose.

                                      REGISTER.COM, INC.

                                      By: /s/ Richard D. Forman
                                         ----------------------------------

                                      Its: CEO
                                          ---------------------------------

ALAN KIPUST

/s/  Alan Kipust
-----------------------------

Date:     11/15/02
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